Exhibit 10.2

CIBA-GEIGY

CIBA-GEIGY PLC

Hulley Road

Macclasfield

Cheshire SK 10 2NX

19 August 1992

Mr. W. Hunt

Ciga-Geigy

Bonded Structures

Duxford

Dear Mr. Hunt:

Pension Benefit

This letter sets out the pension and life assurance benefits to which you will be entitled on termination of your employment with the Company.  These benefits are set out by reference to the circumstances which may give rise to such termination.

(a)                                  On retirement at normal retirement age (currently aged 65 in your case) you will be entitled to a pension of two-thirds of uncapped pensionable salary (less such amount as may be appropriate under the Ciba-Geigy Pension Scheme for integration with the State Scheme at State Pension age).

(b)                                 On retirement at not earlier than age 60 but before age 65 you will (providing Company policy at the time allows for such retirement and is agreed to be appropriate in your case) be entitled to a pension without actuarial reduction of two-thirds of uncapped pensionable salary (less such amount as may be appropriate under the Ciba-Geigy Pension Scheme for integration with the State Scheme at State Pension Age).

(c)                                  On death in service you will be entitled to the sums assured under the policies with Standard Life and Zurich Life together with the amount due from the Ciba-Geigy Pension Scheme so that the total benefit will be a lump sum equivalent to 3 times annual pensionable salary plus such widows pension as in your circumstances would have been due had you from 1/4/91 continued as a member of the Ciba-Geigy Pension Scheme.

(d)                                 On retirement on account of ill-health you will be entitled to the sums assured under the policies with Standard Life and Lloyds together with the amount due from the Ciba-Geigy Pension Scheme so that the total benefit will be equivalent to such sum as in your circumstances would have been due had you from 1/4/91 continued as a member of the Ciba-Geigy Pension Scheme.

(e)                                  On termination of your employment for any reason other than those set out above, you will be entitled to such deferred pension as would have been due had you throughout your Ciba-Geigy service been a member of the Ciba-Geigy Pension Scheme.

The pension due as set out above will be reviewed in the same way as pensions due from the Ciba-Geigy Pension Scheme.

The benefits set out above are being funded partly through your membership of the Ciba-Geigy Pension Scheme (which terminated on 31st March 1991) and partly through insurance arrangements with Standard Life, Zurich Life and Lloyds.

You will contribute to such insurance arrangements such amount as you would have contributed had you from 1st April 1991 continued as a member of the Ciba-Geigy Pension Scheme.  The company will bear the balance of the cost due to fund the benefits set out above.

A Personal Benefits Statement as at 31.3.92 is attached.

Will you please sign the enclosed copy of this letter to signify your acceptance of the terms.

Yours sincerely,

/s/ John S. Fraser

JOHN S. FRASER

I confirm my acceptance of the terms and conditions as set out in the above letter.

Signed	/s/ William Hunt	Date	8/9/92
W Hunt